UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) February 3, 2010

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2008, on November 26, 2008, SRI/Surgical Express, Inc. (“SRI Surgical”) entered into a Supply and Co-Marketing Agreement (the “Supply Agreement”) with Cardinal Health 200, LLC, formerly known as Cardinal Health 200, Inc. (“Cardinal Health”), an affiliate of Cardinal Health, Inc. Among other things, the Supply Agreement provides for the development and distribution of the Hybrid Preference Pack™, in which SRI Surgical combines its reusable surgical components with disposable surgical components from Cardinal Health.

On February 3, 2010, SRI Surgical and Cardinal Health entered into an Amended and Restated Supply and Co-Marketing Agreement (the “Amended and Restated Supply Agreement”). The Amended and Restated Supply Agreement provides that it is effective as of February 1, 2010.

Prior to the amendment and restatement of the Supply Agreement, SRI Surgical received disposable component products included in the Hybrid Preference Packs from Cardinal Health on a consignment basis and shared profits from the Hybrid Preference Packs with Cardinal Health based on an agreed margin split from revenue actually received from sales of the Hybrid Preference Packs. The Amended and Restated Supply Agreement provides, among other things, that SRI Surgical will purchase from Cardinal Health the disposable component products included in the Hybrid Preference Packs instead of receiving them on a consignment basis. In addition, under the Amended and Restated Supply Agreement, the amount payable by SRI Surgical to Cardinal Health for such components will equal a fixed percentage of the price SRI Surgical charges Hybrid Preference Pack customers for such components. This amount payable to Cardinal Health under the Amended and Restated Supply Agreement will be reconciled quarterly to an agreed margin split based on revenue actually billed to Hybrid Preference Pack customers instead of revenue actually received from such customers. The term of the Amended and Restated Supply Agreement remains unchanged.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SRI/SURGICAL EXPRESS, INC. (Registrant)

Dated: February 9, 2010	By:	/s/ Mark R. Faris
Mark R. Faris
Chief Financial Officer